Exhibit 10.1

MILLIPORE CORPORATION

RETIREMENT PLAN FOR EMPLOYEES

1997 Restatement

Amendment No. 6

WHEREAS Millipore Corporation (the “Company”) established the Retirement Plan for Employees of Millipore Corporation effective January 1, 1980 (as subsequently amended and as currently in effect, the “Plan”);

WHEREAS the Company now desires to amend the Plan to freeze benefit accruals and to make certain other changes.

NOW, THEREFORE, pursuant to Section 13.1 and by authorization of its Board of Directors, the Company adopts the following amendments, effective as set forth below:

1. Section 2.1 is amended, effective immediately, by substituting “Section 2(kk)(i)” for “Section 2(gg)(i).”

2. Section 4.1 is amended, effective January 1, 2007, by adding at the end of clause (b) thereof the following words: “; provided, that increases or decreases in the Account Balance after December 31, 2006 (other than any increase attributable to a contribution to the Participation Plan which is made after December 31, 2006 but allocable to the Account Balance as of December 31, 2006) shall not be taken into account for purposes of determining the Offset Amount under this Section 4.1(b); and provided further, that in determining a Participant’s Offset Amount as of any date on or after December 31, 2006, the appropriate factor in Table 1 of Appendix I shall be determined by reference to the Participant’s age as of his or her birthday nearest to December 31, 2006.”

3. Section 12 is amended, effective immediately, by adding thereto a new Section 12.10 to read in its entirety as follows:

“12.10	December 31, 2006 Freeze of Accruals And Related Matters.

(a)	The provisions of this Section 12.10 shall apply effective December 31, 2006 (the “Freeze Date”) notwithstanding any provision of the Plan to the contrary.

(b)	No additional benefits shall accrue under the Plan after the Freeze Date except as expressly provided in this Section 12.10, and no Eligible Employee shall commence or recommence active participation in the Plan after the Freeze Date. Without limiting the generality of the foregoing, no Compensation earned or paid after the Freeze Date, and no Service in periods after the Freeze Date, shall be taken into account in determining a Participant’s Accrued Benefit, Formula Guaranteed Benefit or any other benefit under the Plan; provided, that Service (if any) after the Freeze Date shall continue to be taken into account, as relevant and to the extent otherwise provided under the Plan, for purposes of determining a Participant’s eligibility, if any, for an Early Retirement Benefit. Each Participant in the Plan as of the Freeze Date shall be fully vested in his or her Accrued Benefit. For the avoidance of doubt, the freezing of the benefit accruals under the Plan accomplished by this Section 12.10 is not intended to, and does not, constitute a termination of the Plan.

(c)

In accordance with such procedures as the Committee may determine, following the Freeze Date and prior to the date (within the 2007 Plan Year) established by the Committee as the effective date for the transfers described in this Section 12.10(c) (the “Transfer Date”), each Participant (excluding, for the avoidance of doubt, any individual who is no longer an Eligible Employee and whose benefit under the Plan has been distributed (or, if zero, has been deemed to have been distributed) or has commenced to be distributed) who has an Account Balance, whether or not such Participant is then still an Employee or an Eligible Employee, and each surviving spouse of any deceased Participant (excluding, for the avoidance of doubt, any such surviving spouse whose benefit under the Plan has been distributed (or, if zero, has been deemed to have been distributed) or has commenced to be distributed) with an Account Balance, shall be given an irrevocable election to transfer, effective as of the Transfer Date, all of his or her Account Balance to the Trust Fund. A Participant who makes the election described in the immediately preceding sentence shall be entitled to receive (1) the frozen Accrued Benefit determined pursuant to Section 12.10(b) above plus (2) an additional annuity determined by multiplying the Participant’s Account Balance by the appropriate factor in Table 1 of Appendix I (for the Participant’s age as of the birthday nearest the Transfer Date) and dividing the result by 1000. If such sum is less than or equal to the Participant’s Formula Guaranteed Benefit, it shall be adjusted in accordance with Section 4.3 if paid as an Early Retirement Benefit and otherwise adjusted actuarially in accordance with the otherwise applicable provisions of the Plan to reflect the form in which it is paid. To the extent such sum exceeds the Participant’s Formula Guaranteed Benefit, the portion of the sum that equals the Formula Guaranteed Benefit as so determined shall be adjusted in accordance with Section 4.3 if paid as an Early Retirement Benefit (and otherwise adjusted actuarially in accordance with the otherwise applicable provisions of the Plan to reflect the form in which it is paid), while the portion of the sum that exceeds the Formula Guaranteed Benefit shall be adjusted in accordance with Table 3 of Appendix I if payments begin before Normal Retirement Date and otherwise adjusted actuarially in accordance with the otherwise applicable provisions of the Plan to reflect the form in which it is paid.

In the case of a surviving spouse (of a deceased Participant) who makes the election described in this Section 12.10(c), rules similar to the rules set forth above as applicable to a Participant’s election shall apply, except that the surviving spouse’s benefit shall be payable as a 100% Contingent Annuity.

Except as provided in this Section 12.10(c), no transfer from the Participation Plan shall be permitted or accepted under Section 4.2, Section 4.7(c) or otherwise after the Transfer Date.

(d)	The provisions of this Section 12.10 shall be construed and applied to avoid any duplication of benefits under the Plan.”

IN WITNESS WHEREOF, MILLIPORE CORPORATION has caused this document to be executed by its duly authorized officer this 30th day of October, 2006.

MILLIPORE CORPORATION

By:	/S/ JEFFREY RUDIN
Jeffrey Rudin Vice President and Secretary

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